UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 18, 2013

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Mercer Road Natick, MA	01760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 975-4820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 18, 2013, the Compensation Committee of the Board of Directors (the “Committee”) of Karyopharm Therapeutics Inc. (the “Company”) granted the Company’s Chief Executive Officer, Michael G. Kauffman, M.D., Ph.D., an option to purchase 140,000 shares of the Company’s common stock.  The option has an exercise price equal to $23.66 per share, the closing price of the Company’s common stock on the date of grant, and vests as to 25% of the shares underlying the option on the first anniversary of the date of grant, with the remainder vesting in equal increments over 36 additional months.  The Committee approved a performance-based bonus for 2013 for Dr. Kauffman of $170,000 and an annual salary for 2014 of $440,000.

On December 18, 2013, the Committee granted the Company’s President and Chief Scientific Officer, Sharon Shacham, Ph.D, M.B.A., an option to purchase 140,000 shares of the Company’s common stock.  The option has an exercise price equal to $23.66 per share, the closing price of the Company’s common stock on the date of grant, and vests as to 25% of the shares underlying the option on the first anniversary of the date of grant, with the remainder vesting in equal increments over 36 additional months.  The Committee approved a performance-based bonus for 2013 for Dr. Shacham of $129,342 and an annual salary for 2014 of $385,000.

On December 18, 2013, the Committee granted the Company’s Senior Vice President, Finance and Administration, Secretary and Treasurer, Paul Brannelly, an option to purchase 46,000 shares of the Company’s common stock.  The option has an exercise price equal to $23.66 per share, the closing price of the Company’s common stock on the date of grant, and vests as to 25% of the shares underlying the option on the first anniversary of the date of grant, with the remainder vesting in equal increments over 36 additional months.  The Committee approved a pro-rated performance-based bonus for 2013 for Mr. Brannelly of $47,724 and an annual salary for 2014 of $285,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: December 23, 2013	By:	/s/ Paul Brannelly
Paul Brannelly
Senior Vice President, Finance and Administration